                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Infinium Software, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            INFINIUM SOFTWARE, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY 5, 1999

                            ------------------------

To the Stockholders of Infinium Software, Inc.:

     The Annual Meeting of Stockholders of Infinium Software, Inc. a Massachusetts corporation (the "Corporation"), will be held on Friday, February 5, 1999 at 3:00 p.m., local time, at the Sheraton Hyannis Resort located at West End Circle, Hyannis, Massachusetts 02601 for the purpose of considering and voting upon the following matters:

          1. To elect one (1) Class III director to serve for a three-year term or until his successor is elected and qualified;

          2. To (i) amend the Corporation's 1995 Stock Plan to increase the number of shares of common stock available to grant under the plan by 1,000,000 shares; and (ii) to approve the continuance of the 1995 Stock Plan, as amended;

          3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors of the Corporation for the fiscal year ending September 30, 1999; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on December 15, 1998 are entitled to notice of and to vote at the meeting and at any adjournments thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors



                                          ANNE MARIE MONK
                                          Clerk


Hyannis, Massachusetts
December 29, 1998

                            INFINIUM SOFTWARE, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                               DECEMBER 29, 1998

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Infinium Software, Inc., a Massachusetts corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on Friday, February 5, 1999, at 3:00 p.m., local time, at the Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts 02601 and at any adjournments thereof (the "Meeting").

     Only stockholders of record at the close of business on December 15, 1998 (the "Record Date") will be entitled to receive notice of and to vote at the Meeting and any adjournments thereof. As of that date, 12,518,835 shares of common stock, $0.01 par value per share (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the Clerk of the Corporation; or
(ii) attending the Meeting and voting in person.

     The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The persons named as attorneys-in-fact in the proxies are officers of the Corporation. All properly executed proxies returned in time to be counted at the Meeting will be voted. In addition to the election of a director, the stockholders will consider and vote upon proposals to amend and continue the Corporation's 1995 Stock Plan and to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     In the election of a director, the nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as a director. Votes withheld from the election of a director will be excluded entirely from the vote and will have no effect. Approval of the proposals set forth under Items 2 and 3 require the affirmative vote of the holders of a majority of the shares present or represented and voting on the matter. An automated system administered by the Corporation's transfer agent tabulates the votes on each matter submitted to stockholders. Abstentions are included in the number of shares present or represented and voting on each matter, and will have the effect of a negative vote on the item voted upon. Broker "non-votes" are not so included and will have no effect on the outcome of the vote on the item.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended September 30, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about December 29, 1998.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information as of October 31, 1998, regarding the beneficial ownership of shares of the Corporation's Common Stock by (i) each person or entity who, to the knowledge of the Corporation, owns beneficially more than 5% of the outstanding Common Stock of the Corporation;
(ii) each director and director nominee of the Corporation; (iii) each executive officer identified in the Summary Compensation Table set forth below under "Compensation of Executive Officers"; and (iv) all executive officers, directors and director nominees of the Corporation as a group.

                                                                 AMOUNT AND
                                                                   NATURE          PERCENT
NAME OF BENEFICIAL OWNER                                      OF OWNERSHIP (1)   OF CLASS (2)
------------------------                                      ----------------   ------------

5% STOCKHOLDERS

Robert A. Pemberton.........................................     2,214,389(3)        17.7%
  c/o Infinium Software, Inc.
  25 Communications Way
  Hyannis, MA 02601

Kopp Investment Advisors, Inc...............................     1,856,700(4)        14.8%
  6600 France Avenue South, Suite 672
  Edina, Minnesota 55435

DIRECTORS AND EXECUTIVE OFFICERS

Frederick J. Lizza..........................................       282,641(5)         2.2%
John W. Baumstark...........................................       187,320(6)         1.5%
Daniel J. Kossmann..........................................       175,214(7)         1.4%
Francis J. Torbey...........................................        44,525(8)           *
R. Stephen Cheheyl..........................................        23,000(9)           *
Manuel Correia..............................................        58,522(10)          *
Roland D. Pampel............................................        23,000(11)          *
Robert P. Schechter.........................................        23,000(12)          *
All executive officers and directors as a group (ten
  persons)..................................................     3,148,417(13)       23.7%

---------------

  *  Less than 1%

 (1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days after October 31, 1998.

 (2) Applicable percentage of ownership as of October 31, 1998 is based upon 12,517,289 shares of Common Stock outstanding on such date. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after October 31, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 8,142 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998. Also includes 175,000 shares held by the Pemberton Family Foundation, Inc., a not-for-profit organization as to which Mr. Pemberton disclaims beneficial ownership, is exempt from tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and the directors and officers of which are Mr. Pemberton and his spouse, Patricia Pemberton. Also includes 2,031,863 shares held by The Robert A. Pemberton Family Trust, dated December 30, 1988, of which Mr. Pemberton is a trustee.

 (4) Based solely upon information reported on Amendment No. 3 to Schedule 13G as filed with the SEC on February 10, 1998 by Kopp Investment Advisors, Inc. ("Kopp"), reporting that (a) although Kopp exercises investment discretion as to these shares, it votes only 320,500 of such shares and is not the record owner of any of such shares and (b) Kopp is an investment adviser registered under the Investment Advisers Act of 1940.

 (5) Includes 246,295 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998.

 (6) Includes 137,320 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998.

 (7) Includes 125,214 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998.

 (8) Includes 43,677 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998.

 (9) Includes 22,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998.

(10) Includes 50,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998. Includes 1,000 shares held jointly by Mr. Correia with his spouse, Rose Marie Correia, and 7,522 shares held jointly by Mr. Correia with his brother, David Correia.

(11) Includes 22,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998.

(12) Includes 22,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of October 31, 1998. Includes 1,000 shares held jointly by Mr. Schechter with his spouse, Susan Schechter.

(13) Includes 783,454 shares of Common Stock issuable to all executive officers and directors pursuant to outstanding stock options exercisable within 60 days of October 31, 1998 (of which 106,806 shares of Common Stock are issuable to Anne Marie Monk pursuant to outstanding stock options exercisable within 60 days of October 31, 1998) and 10,000 shares of Common Stock acquired by Ms. Monk.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

1 The Board of Directors is currently fixed at six members. The Board of Directors is divided into three classes, each of which consists of two directors. Each director generally serves for a three-year term. The term of the Class III directors will expire at this Meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal. Manuel Correia and Frederick J. Lizza are the Class I directors; Robert A. Pemberton and Robert P. Schechter are the Class II directors; and Roland D. Pampel and R. Stephen Cheheyl are the Class III directors.

     The Board of Directors has nominated and recommended that Mr. Pampel, who is currently a member of the Board of Directors, be elected a Class III director, to hold office until the Annual Meeting of Stockholders to be held in 2002 or until his successor has been duly elected and qualified or until his earlier resignation or removal. The Corporation's other current Class III director, Mr. Cheheyl, is not standing for re-election to the Board of Directors. The Company anticipates that in the near future the Board of Directors will appoint another member to the Board of Directors to serve for the remainder of the full term of the Class III directors and until such director's successor has been duly elected and qualified or until such director's earlier resignation or removal. The Board of Directors knows of no reason why the nominee should be unable or unwilling to serve, but if the nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named below. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEE LISTED BELOW.

     The following table sets forth the nominee to be elected at the Meeting, the directors whose term of office will extend beyond the Meeting, the year such nominee or director was first elected a director, the positions currently held by such nominee or such director with the Corporation, the year the nominee's or director's term will expire and the class of director of the nominee and each director:

     NOMINEE'S OR DIRECTOR'S                                                  CALENDAR
NAME AND YEAR NOMINEE OR DIRECTOR                                            YEAR TERM     CLASS OF
     FIRST BECAME A DIRECTOR          POSITION(S) WITH THE CORPORATION      WILL EXPIRE    DIRECTOR
---------------------------------     --------------------------------      -----------    --------
NOMINEE:

Roland D. Pampel...................  Director                                   1999          III
  1995

CONTINUING DIRECTORS:

Manuel Correia.....................  Director                                   2000           I
  1996

Frederick J. Lizza.................  Director, President and Chief              2000           I
  1996                               Executive Officer

Robert A. Pemberton................  Director and Chairman of the Board         2001          II
  1981

Robert P. Schechter................  Director                                   2001          II
  1995

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth as of September 30, 1998, the director nominee to be elected at the Meeting, the directors and the executive officers of the Corporation, their ages, and their positions with the Corporation.

NAME                                         AGE                    POSITION
----                                         ---                    --------

Robert A. Pemberton........................  57    Director and Chairman of the Board

Frederick J. Lizza.........................  43    Director, President and Chief Executive
                                                   Officer

John W. Baumstark..........................  36    Senior Vice President, Field Operations
                                                   Chief Financial Officer, Vice President and

Daniel J. Kossmann.........................  42    Treasurer

Anne Marie Monk............................  40    General Counsel, Vice President, Secretary
                                                   and Clerk

Francis J. Torbey..........................  41    Senior Vice President, Application
                                                   Development

R. Stephen Cheheyl(1)......................  52    Director

Manuel Correia(2)..........................  63    Director

Roland D. Pampel(2)........................  64    Director

Robert P. Schechter(1).....................  50    Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Robert A. Pemberton founded the Corporation and has served as Chairman of the Board and a Director since 1981. He served as Chief Executive Officer from 1981 to December 1996 and as President from 1981 to 1990 and from 1993 to February 1996. Before founding the Corporation, Mr. Pemberton held management positions at State Street Bank and Trust Company in Boston and was a Vice President at Boston Safe Deposit and Trust Company.

     Frederick J. Lizza joined the Corporation in January 1995 as Executive Vice President, Product Development and Marketing and assumed responsibility for Customer Support in September 1995. From February to December 1996, Mr. Lizza served as President and Chief Operating Officer of the Corporation. He was elected as a Director of the Corporation in April 1996 and became President and Chief Executive

Officer in December 1996. Before joining the Corporation, Mr. Lizza held various executive positions at Trinzic Corporation from 1986 to January 1995, most recently as Vice President and General Manager, Data Access Product Group. Mr. Lizza previously held various marketing management positions at Software International (a subsidiary of General Electric Information Services) and at Arthur Andersen & Company.

     John W. Baumstark joined the Corporation in April 1989 and has been Senior Vice President, Field Operations since July 1995, after having served as Vice President, Worldwide Sales and Service Operations from October 1994 to July 1995, Vice President, North American Operations from September 1993 to October 1994 and Regional Sales Manager from December 1991 to September 1993. Before joining the Corporation, Mr. Baumstark held various sales and marketing positions at NCR Corporation from June 1984 to March 1986 and at Management Science America from March 1986 to April 1989.

     Daniel J. Kossmann joined the Corporation in June 1992 as Chief Financial Officer and Vice President. He is responsible for the finance, information systems and operations functions. Before joining the Corporation, Mr. Kossmann was Vice President, Finance and Administration and Chief Financial Officer of Datalogix International Inc. from 1989 to June 1992, and held various management positions at National Education Corporation from 1981 to 1988. From 1978 to 1981, Mr. Kossmann was employed by Price Waterhouse LLP.

     Anne Marie Monk joined the Corporation in October 1991 as General Counsel and has served as General Counsel and Vice President since February 1993. She is responsible for the legal, contracts administration, customer relations and human resources functions. Before joining the Corporation, Ms. Monk was associated with the Boston law firms of Csaplar & Bok and Gaston & Snow from 1985 to 1991.

     Francis J. Torbey joined the Corporation in June 1996 as Vice President, Application Development and became Senior Vice President, Application Development of the Corporation in October 1996. He is responsible for all application development and research groups. Before joining the Corporation, Mr. Torbey was an executive of Landmark Systems Inc. from 1993 to 1996, most recently as Vice President of Distributed Products. From 1990 to 1993, Mr. Torbey was Director of Research and Development for Intersolv Inc. and held various management positions at Air Products and Chemicals, Inc. from 1979 to 1990.

     R. Stephen Cheheyl has been a Director of the Corporation since July 1995. From October 1994 until he retired in December 1995, Mr. Cheheyl served as an Executive Vice President of Bay Networks, Inc., which was formed though the merger of Wellfleet Communications, Inc. ("Wellfleet") and Synoptics Communications Inc. From December 1990 to October 1994, Mr. Cheheyl served as Senior Vice President, Finance and Administration, of Wellfleet. He also serves as a director of Auspex Systems, Inc., Sapient Corporation and MCMS, Inc.

     Manuel Correia has been a Director of the Corporation since September 1993. Mr. Correia has served as Chief Operating Officer of CoWare, Inc. since May 1997. Mr. Correia served as Vice President, Technical Services of Cadence Design Systems Inc. ("Cadence") from 1994 to May 1997, Vice President, Applications Engineering Operations of Cadence from 1993 to 1994 and as Vice President, Customer Service of Cadence from 1991 to 1993. Mr. Correia is also a director of C.ATS Software Inc.

     Roland D. Pampel has been a Director of the Corporation since July 1995. Mr. Pampel was the President and Chief Executive Officer of Microcom Corporation from March 1994 until his retirement in January 1997 and a director of Microcom from March 1994 until May 1997 when Microcom was acquired. Before joining Microcom, Mr. Pampel served as the President, Chief Executive Officer and a director of Nicolet Instrument Corporation from October 1991 to December 1993, and as President, Chief Executive Officer and a director of Bull HN Information Systems from January 1988 to July 1990. Mr. Pampel is also a director of Cayenne Software, Inc. and Peritus Software Inc.

     Robert P. Schechter has been a Director of the Corporation since July 1995. Mr. Schechter has been the President, Chief Executive Officer and a director of Natural MicroSystems Corporation since May 1995 and Chairman since March 1996. From 1987 to 1994, Mr. Schechter held various senior executive positions at Lotus Development Corporation and from 1980 to 1987 was a partner of Coopers & Lybrand LLP.

     Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met four (4) times during the fiscal year ended September 30, 1998. Each director attended at least 75% of the meetings of the Board of Directors and all committees of the Board on which he served. The Corporation has an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors, whose members currently are Messrs. Cheheyl and Schechter, is responsible for reviewing the scope, results and costs of the audit with the Corporation's independent accountants, and reviewing the financial statements and audit practices of the Corporation. The Audit Committee met four (4) times during the last fiscal year. The Compensation Committee, whose members currently are Messrs. Correia and Pampel, is responsible for recommending compensation and benefits for the executive officers of the Corporation to the Board of Directors and for administering the Corporation's 1984 Incentive Stock Option Plan, as amended, the 1989 Stock Option Plan (the "1989 Plan"), the 1995 Stock Plan, as amended (the "1995 Plan"), the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). The Compensation Committee met five (5) times during fiscal 1998.

COMPENSATION OF EXECUTIVE OFFICERS

  SUMMARY COMPENSATION TABLE

     The following table sets forth summary information concerning the compensation earned for services rendered to the Corporation in all capacities during the fiscal years ended September 30, 1998, 1997 and 1996 for (i) the Corporation's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Corporation who received total annual salary and bonus in excess of $100,000 in fiscal 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                               COMPENSATION(3)
                                             ANNUAL COMPENSATION                    AWARDS
                                    -------------------------------------   ----------------------
NAME AND PRINCIPAL        FISCAL                           OTHER ANNUAL     SECURITIES UNDERLYING     ALL OTHER
POSITION(1)                YEAR      SALARY     BONUS     COMPENSATION(2)         OPTIONS(#)         COMPENSATION
------------------------  -------   --------   --------   ---------------   ---------------------    ------------
Robert A. Pemberton.....   1998     $175,000   $ 61,112      $     --               30,000             $ 77,099(4)
  Chairman                 1997      182,000     79,122            --                   --              124,566(5)
                           1996      242,000     59,423            --                   --              127,554(6)

Frederick J. Lizza......   1998      260,000     95,932           920(7)            30,000                3,579(4)
  President and Chief      1997      241,667    122,102            --              170,000                5,010(5)
  Executive Officer        1996      190,625     50,310            --              180,000                3,429(6)

John W. Baumstark.......   1998      200,000    146,093         1,104(7)            30,000                3,590(4)
  Senior Vice President    1997      175,000    166,228            --               75,000                3,414(5)
                           1996      160,000     46,719        41,651(8)            28,000                1,600(6)

Daniel J. Kossmann......   1998      175,000     63,955           920(7)            25,000                3,608(4)
  Chief Financial          1997      165,000     80,099            --               70,000                4,688(5)
  Officer                  1996      152,000     39,299            --               28,000                3,040(6)

Francis J. Torbey.......   1998      180,000     56,848         7,527(7)            30,000                3,963(4)
  Senior Vice President,   1997(9)   170,000     68,377       119,411(10)           50,000                3,979(5)
  Application
  Development

---------------

 (1) Principal positions shown are those held as of September 30, 1998, which is the end of fiscal year 1998. In December 1996, Mr. Pemberton ceased to serve as Chief Executive Officer of the Corporation and Mr. Lizza became Chief Executive Officer of the Corporation.

 (2) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

 (3) Represents stock options granted during fiscal 1996, 1997 and 1998 under the Corporation's 1989 Plan and 1995 Plan. The Corporation did not make any restricted stock awards, grant any stock appreciation rights ("SARs") or make any long-term incentive plan payouts during fiscal 1996, 1997 or 1998.

 (4) Represents (a) disability insurance premiums of $950 paid on policies maintained by the Corporation for the benefit of separate trusts for the benefit of Mr. Pemberton's family members (the "Pemberton Family Trusts");
     (b) Corporation matching contributions under the 401(k) Plan of $4,821 for Mr. Pemberton, $3,579 for Mr. Lizza, $3,590 for Mr. Baumstark, $3,608 for Mr. Kossmann and $3,963 for Mr. Torbey; (c) life insurance premiums paid on a universal life policy maintained by the Corporation of $3,877 for Mr. Pemberton; and (d) the dollar value of the benefit to Mr. Pemberton of split-dollar life insurance premiums paid by the Corporation on policies providing total coverage of $10,000,000 owned by the Pemberton Family Trusts, determined to be $67,490 on an actuarial basis. The premium payments made by the Corporation under the split-dollar life insurance policies are advances for the benefit of the Pemberton Family Trusts which are secured by assignments of the related insurance policies. The premium advances made by the Corporation under the split-dollar plans will be repaid (without interest) out of the death benefits payable under the policies.

 (5) Represents (a) disability insurance premiums of $950 paid on policies maintained by the Corporation for the benefit of separate trusts for the benefit of the Pemberton Family Trusts; (b) Corporation matching contributions under the 401(k) Plan of $3,643 for Mr. Pemberton, $5,010 for Mr. Lizza, $3,414 for Mr. Baumstark, $4,688 for Mr. Kossmann, $3,292 for Ms. Monk and $3,979 for Mr. Torbey; (c) life insurance premiums paid on a universal life policy maintained by the Corporation of $3,876 for Mr. Pemberton; and (d) the dollar value of the benefit to Mr. Pemberton of split-dollar life insurance premiums paid by the Corporation on policies providing total coverage of $10,000,000 owned by the Pemberton Family Trusts, determined to be $116,097 on an actuarial basis. The premium payments made by the Corporation under the split-dollar life insurance policies are advances for the benefit of the Pemberton Family Trusts which are secured by assignments of the related insurance policies. The premium advances made by the Corporation under the split-dollar plans will be repaid (without interest) out of the death benefits payable under the policies.

 (6) Represents (a) disability insurance premiums paid by policies maintained by the Corporation, (b) the Corporation matching contributions under the 401(k) Plan, (c) life insurance premiums paid on a universal life insurance policy maintained by the Corporation, and (d) the dollar value to Mr. Pemberton of split dollar life insurance premiums paid on policies maintained by the Corporation, determined on an actuarial basis.

 (7) Represents tax adjustments paid during the fiscal year.

 (8) Represents sales commissions for the fiscal year.

 (9) Mr. Torbey became an executive officer in October 1996. Information is provided as to all compensation of Mr. Torbey for service to the Corporation in all capacities during the entire fiscal year.

(10) Includes approximately $107,000 of expenses incurred in connection with Mr. Torbey's relocation from Maryland to the Hyannis area.

  EXECUTIVE COMPENSATION PLAN AND SEVERANCE AGREEMENTS

     For fiscal 1996, 1997, and 1998 each of the executive officers of the Corporation participated in an incentive bonus plan which provided cash bonuses based upon the attainment of certain corporate quarterly and annual profits targets and annual revenues and bookings targets. The amounts of these bonuses earned in such fiscal years are included in the compensation table set forth above.

     In addition to the bonus plan, each of the executive officers of the Corporation has a severance agreement which provides that, in the event the executive is terminated without cause and the executive enters into a one-year non-competition agreement with the Corporation, he or she will be entitled to receive (i) severance pay from the Corporation in a lump sum equal to the total annual target compensation for the year (salary and bonuses), (ii) employee benefits for one year following the date of termination and (iii) acceleration of the vesting of all outstanding options.

  OPTION GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options made during fiscal 1998 to the Named Executive Officers. No SARs were granted during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                              POTENTIAL
                             ----------------------------------------------------------      REALIZABLE VALUE
                             NUMBER OF     PERCENT OF                                       AT ASSUMED ANNUAL
                             SECURITIES   TOTAL OPTIONS                                       RATES OF STOCK
                             UNDERLYING    GRANTED TO     EXERCISE OR                       PRICE APPRECIATION
                              OPTIONS     EMPLOYEES IN    BASE PRICE                      FOR OPTIONS TERM($)(4)
                              GRANTED      FISCAL YEAR        PER         EXPIRATION      ----------------------
NAME                           (#)(1)        (%)(2)       SHARE($)(3)        DATE            5%           10%
----                         ----------   -------------   -----------   ---------------   ---------    ---------

Robert A. Pemberton........    30,000           5%          $16.00        10/31/2007      $301,869     $764,996
Frederick J. Lizza.........    30,000           5%           16.00        10/31/2007       301,869      764,996
John W. Baumstark..........    30,000           5%           16.00        10/31/2007       301,869      764,996
Daniel J. Kossmann.........    25,000           4%           16.00        10/31/2007       251,558      637,497
Francis J. Torbey..........    30,000           5%           16.00        10/31/2007       301,869      764,996

---------------

(1) The per share exercise price of all options is the market price of the Common Stock on the date of grant, and the term of each option is ten years, subject to earlier termination upon termination of employment. The exercisability of all such options accelerates upon termination of the optionee's employment for any reason other than cause if the optionee executes a one-year non-competition agreement with the Corporation.

(2) Based on an aggregate of 589,900 shares subject to options granted to employees of the Corporation in fiscal 1998.

(3) The exercise or base price per share of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option vesting period and the date on which the options are exercised.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options to purchase the Corporation's Common Stock granted to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options during the fiscal year ended September 30, 1998; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at September 30, 1998; and (iv) the value of such unexercised options at September 30, 1998:

                        AGGREGATED OPTION/SAR EXERCISES
                    IN LAST FISCAL YEAR AND FISCAL YEAR-END
                              OPTION/SAR VALUES(1)

                                                                                         VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                             SHARES       VALUE      OPTIONS AT FISCAL YEAR-END(#)      FISCAL YEAR-END ($)(3)
                           ACQUIRED ON   REALIZED    ------------------------------   ---------------------------
NAME                       EXERCISE(#)    ($)(2)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                       -----------   --------    -----------   ----------------   -----------   -------------

Robert A. Pemberton......     --         $  --               0          30,000         $      0       $      0
Frederick J. Lizza.......    29,946       242,803      201,653         289,001          472,096        492,856
John W. Baumstark........    50,357       334,532       87,071         118,572          388,318        256,089
Daniel J. Kossmann.......    79,999       822,141       83,643         103,358          405,545        207,916
Francis J. Torbey........     --            --          27,678          77,322           60,154        114,845

---------------
(1) The Corporation has not granted SARs.

(2) Amounts disclosed in this column are calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Corporation's Common Stock at the time of such sale.

(3) Value is based on the difference between the option exercise price and the fair market value at September 30, 1998, the fiscal year end ($9.375 per share closing price as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of two non-employee directors: Messrs. Correia and Pampel. From time to time, Mr. Lizza (the Chief Executive Officer) and Ms. Monk (the General Counsel) may attend meetings of the Compensation Committee.

     Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for establishing, amending, terminating and making grants under the Corporation's stock option plans and reviewing and approving cash and noncash compensation matters concerning the executive officers of the Corporation. The Compensation Committee's objective is to establish compensation programs designed to (a) attract, retain and reward executives who will lead the Corporation in achieving its business goals and (b) align the financial interests of the Corporation's executives with those of its long-term investors.

     Overview

     Compensation under the executive compensation program is comprised of cash compensation in the form of salary, quarterly and annual incentive bonuses, and long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical, disability and life insurance plans, financial planning assistance, the Purchase Plan and a 401(k)-qualified savings and profit-sharing plan. All of these plans, other than the financial planning assistance, are generally available to all employees of the Corporation.

     In the first half of the 1996 fiscal year, the Corporation commissioned an independent outside consulting firm to conduct a total compensation survey of the compensation of certain executive positions in a group of companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Corporation. In addition, the Corporation annually reviews proxy information from companies deemed comparable and data from a number of compensation surveys, including nationally recognized compensation surveys.

     Base Salary

     Base salary levels for each of the Corporation's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Corporation. In addition, the Compensation Committee generally takes into account the Corporation's past financial performance and future expectations, as well as the performance of the executives and changes in executives' responsibilities.

     Base salary levels for fiscal year 1998 for each of the Corporation's executive officers, including the Chief Executive Officer, were determined based on the data described above. Fiscal year 1998 base salary levels for each of the executives generally were at or near the average salary levels for similar executives at comparable companies.

     Incentive Compensation

     Each executive officer is eligible to receive cash bonuses at the end of each fiscal quarter and at the end of the fiscal year based upon the Corporation's performance. The Compensation Committee believes that the target annual bonus amounts for fiscal year 1998 for each of the Corporation's executive officers generally, including the Chief Executive Officer, were set within the range of incentive compensation levels for similar executives at comparable companies.

     Generally, quarterly and annual bonuses are based on the Corporation's performance in comparison to the quarterly and annual profit targets and annual revenue targets, and, for Mr. Baumstark, quarterly software and services revenue targets set by the executive officers and the Board of Directors at the beginning of the fiscal year. Actual quarterly and annual bonuses earned in fiscal 1998 were based on the Corporation's performance in comparison to the quarterly and annual profit targets and annual revenue targets, and, for Mr. Baumstark, quarterly software and services revenue targets set by the executive officers and the Board of Directors at the beginning of fiscal 1998.

     If the Corporation achieves or exceeds each of the performance targets on which bonuses are based, each executive officer will receive an additional bonus of 50% (30% in the case of Mr. Baumstark) of his or her respective target amount. If the Corporation's performance is greater or less than its performance targets in any quarter or for the fiscal year, actual quarterly and annual bonuses paid will be greater or less than the target quarterly and annual bonus by an accelerated or decelerated factor, as the case may be. In general, 50% of the target annual bonus amount is based on quarterly performance and 50% is based on annual performance.

     Because the Corporation did not meet all of the performance goals set for it by the executive officers and the Board of Directors for the fiscal year, the bonuses that each executive officer received in fiscal year 1998 were 71% of the target annual bonus amount set for each executive officer, except for Mr. Baumstark, who received 83% of his target annual bonus amount. None of the executives received the additional 50% (or 30%) bonus referred to above. Quarterly and annual bonuses totaling $463,023 were awarded to the Corporation's executive officers, of which Mr. Lizza received $95,932 and Messrs. Pemberton, Kossmann, Baumstark and Torbey and Ms. Monk, collectively, received $367,091.

     Stock Options

     Stock options are the principal vehicle used by the Corporation for the payment of long-term compensation, to provide a stock-based incentive to improve the Corporation's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. The Corporation's stock option plans are administered by the Compensation Committee. To date, the Compensation Committee has not granted stock options at less than fair market value.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions to the Corporation and the Corporation's financial performance. Stock options are designed to align the interests of the Corporation's executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Corporation, the price of the Common Stock, and hence, the stockholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Corporation. The Corporation grants new options to the executives, including the Chief Executive Officer, on an ongoing basis to provide continuing incentives to the executives for future performance and to remain with the Corporation.

     During the fiscal year ended September 30, 1998, options to purchase an aggregate of 155,000 shares of Common Stock were awarded to the Corporation's executive officers. Of such options, 30,000 were granted to Mr. Lizza.

     Other Benefits

     The Corporation also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Corporation offers a stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) profit-sharing plan, which permits employees to invest in a wide variety of funds on a pre-tax basis. The Corporation also maintains medical, disability and life insurance plans and other benefit plans for its employees. In addition, the Corporation also provides the executive officers of the Corporation with financial planning assistance.

     Tax Deductibility of Executive Compensation

     Section 162(m) of the Code generally limits to $1 million the tax deduction for compensation paid to any of the Named Executive Officers unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

     Mr. Lizza's Compensation

     Consistent with the executive compensation policies described above of providing salaries and target incentive compensation based on compensation survey and proxy data for similar positions in comparable companies, the Compensation Committee determined the base salary and target incentive compensation for Mr. Lizza, the Corporation's Chief Executive Officer. For fiscal 1998, Mr. Lizza received 71% of the target incentive compensation set for him because the Corporation did not meet all of the performance goals set for it by the executive officers and the Board of Directors for the fiscal year. For the fiscal year, Mr. Lizza received $260,000 in base salary and was awarded bonuses totaling $95,932 based upon corporate performance. Mr. Lizza's bonus compensation for fiscal 1998 was approximately 37% of his base salary. Mr. Lizza, who owned as of September 30, 1998, 36,346 shares of Common Stock in the Corporation, was granted options to purchase 30,000 shares of Common Stock in fiscal 1998.

                                          RESPECTFULLY SUBMITTED BY THE
                                          COMPENSATION COMMITTEE

                                          Manuel Correia
                                          Roland D. Pampel

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Correia and Pampel. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of the Corporation or any of its subsidiaries, was formerly an officer of the Corporation or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Corporation served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Corporation.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Corporation receives $10,000 annually (paid at the rate of $2,500 per quarter) for serving as a director and an additional $1,000 for each Board meeting attended. The non-employee directors of the Corporation are Messrs. Cheheyl, Correia, Pampel and Schechter. The Corporation also reimburses non-employee directors for expenses incurred in attending Board meetings. No additional compensation is paid to directors for attending Board or committee meetings.

     Under the Corporation's Director Plan, at each annual meeting, each non-employee director of the Corporation will receive an option to purchase 4,000 shares of Common Stock, which will be exercisable over a four-year period at the rate of 25% per year. In addition, any person shall, upon first becoming a non-employee director, receive an option to purchase 28,000 shares, which will also be exercisable over a four-year period at the rate of 25% per year. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock on the date of grant. During fiscal 1998, each of the non-employee directors was granted an option to purchase 4,000 shares of Common Stock at $16.125, the fair market value on the date of grant.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering on November 17, 1995 through September 30, 1998, with the cumulative total return for The Nasdaq Stock Market (U.S. companies) and the Hambrecht & Quist Computer Software Index (the "H & Q Computer Index"). The comparison assumes $100 was invested on November 17, 1995 in the Corporation's Common Stock at the $11.00 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                 COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN
      AMONG INFINIUM SOFTWARE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
            AND THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX(1)(2)

                              [PERFORMANCE GRAPH]

                                   NASDAQ        HAMBRECHT
                INFINIUM           STOCK          & QUIST
                SOFTWARE,          MARKET         COMPUTER
                  INC.             (U.S.)         SOFTWARE

11/17/95           100              100             100
9/30/96             91              118             117
9/30/97            138              162             152
9/30/98             87              166             158

 MEASUREMENT
   PERIOD
(FISCAL YEAR     INFINIUM      NASDAQ STOCK    H&Q COMPUTER
  COVERED)    SOFTWARE, INC.   MARKET (U.S.)       INDEX
------------  --------------   -------------   ------------

 11/17/95          100              100             100
  9/30/96           91              118             117
  9/30/97          138              162             152
  9/30/98           87              166             158

---------------

(1) Before November 17, 1995 the Corporation's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This chart is not "soliciting material", is not deemed filed with the SEC and is not to be incorporated by reference in any filings of the Corporation under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Certain information used on this graph was obtained from the Nasdaq Stock Market. The Nasdaq Stock Market -- US Index was prepared by Nasdaq by the Center for Research in Security Prices at the University of Chicago and the H & Q Computer Index was prepared by Research, an independent company. Such sources are believed to be reliable, although the Corporation is not responsible for any errors or omissions in such information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation has adopted a policy whereby all transactions between the Corporation and its officers, directors and affiliates will be on terms no less favorable to the Corporation than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Corporation's Board of Directors.

     One member of Mr. Pemberton's family is employed by the Corporation in a managerial, non-executive position. The Corporation believes that the compensation paid by the Corporation to this family member is on terms no less favorable to the Corporation than could be obtained from unrelated third parties.

                                   PROPOSAL 2

                APPROVAL OF AMENDMENT TO AND CONTINUATION OF THE
                         CORPORATION'S 1995 STOCK PLAN

     Stock options are the principal vehicle used by the Corporation for the payment of long-term compensation, to provide a stock-based incentive to improve the Corporation's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Under the 1995 Plan, the Corporation is currently authorized to grant options to purchase up to an aggregate of 3,500,000 shares of Common Stock to directors, officers and employees of, and consultants to the Corporation. As of September 30, 1998, there were 1,150,855 shares available for future grant under the 1995 Plan. Accordingly, as of October 26, 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1995 Plan that increases the number of shares of Common Stock available for issuance upon exercise of options granted under the 1995 Plan by 1,000,000 shares. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limit if the option was issued under a plan approved by stockholders that provides a limit to the number of shares that may be issued under the plan to any individual.

     In order for options and restricted stock awarded under the 1995 Plan, as amended by the amendment, to comply with Section 162(m) after the Meeting, the continuance of the 1995 Plan must be approved by the stockholders. If the stockholders do not vote to continue the 1995 Plan, the Company will not grant any further options or make any further awards of restricted stock under the 1995 Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO AND CONTINUATION OF THE 1995 PLAN.

SUMMARY OF 1995 PLAN

     On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the 1995 Plan. The 1995 Plan provides for the issuance of incentive stock options and nonqualified stock options, stock awards or purchase rights (collectively, "Awards") to employees, consultants, directors and officers of the Corporation (collectively "Participants"). Incentive stock options may only be granted to employees of the Corporation. The maximum number of shares with respect to which incentive stock options and non-qualified stock options may be granted to any Participant under the 1995 Plan may not exceed 350,000 shares of Common Stock during any twelve month period.

     The 1995 Plan is administrated by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select the optionees or stock recipients and determine the terms of the options or restricted stock granted, including (i) the number of shares, (ii) option exercise terms, (iii) the exercise or purchase price (which in the case of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock as of the date of the grant or less than 110% of the fair market value of the Common Stock in the case of incentive stock options granted to employees holding more than 10% of the voting power of the corporation), (iv) the duration of the option, which, in the case of incentive stock options cannot exceed ten years, or five years in the case of incentive stock options granted to a stockholder and (v) the time, manner and form of payment for restricted stock and upon exercise of an option.

     An option is not transferable by the optionholder except by will or by the laws of descent and distribution, or, in the case of nonqualified options only, pursuant to a valid domestic relations order. Generally, no incentive stock option may be exercised more than three months following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of 180 days after such death or termination. On December 18, 1998, the closing sales price of the Corporation's Common Stock as reported on the Nasdaq National Market was $5.9375.

     Because option grants under the 1995 Plan are determined on a case-by-case basis by the Compensation Committee of the Board of Directors, the benefits to be received by any particular current executive officer, by all current executive officers as a group, or by non-executive officer employees as a group cannot be determined by the Corporation at this time. During fiscal year 1998 all current executive officers as a group received options to purchase 155,000 shares of Common Stock, at a weighed average exercise price of $16.00 per share, and all employees, excluding all current executive officers as a group, received options to purchase 434,900 shares of Common Stock at a weighed average exercise price of $15.20 per share. During fiscal year 1998, no current director of the Company (other than Messrs. Pemberton and Lizza) received options under the 1995 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1995 Plan and with respect to the sale of Common Stock acquired under the 1995 Plan.

     Incentive Stock Options. In general, a Participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a Participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the Participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the Participant has owned the ISO Stock at the time it is sold. If the Participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the Participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the Participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the Participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the Participant has held the ISO Stock for more than one year prior to the date of sale.

     If a Participant sells ISO Stock for less than the exercise price, then the Participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the Participant has held the ISO Stock for more than one year prior to the date of sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a Participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a Participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a Participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a Participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the Participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the Participant has held the NSO Stock for more than one year prior to the date of the sale.

     Stock Appreciation Rights. A Participant will not recognize taxable income upon the grant of a stock appreciation right under the 1995 Plan. Instead, a Participant generally will recognize as ordinary compensation income any cash delivered and the fair market value of any Common Stock delivered in payment of an amount due under a stock appreciation right.

     Upon selling any Common Stock received by a Participant in payment of an amount due under a stock appreciation right, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the Participant's tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the Participant has held the Common Stock for more than one year prior to the date of the sale.

     Restricted Stock. A Participant will not recognize taxable income upon the grant of a restricted stock Award unless the Participant makes an election under
Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the Participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the Participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The Participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the Participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the Participant's tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

     Other Stock-Based Awards. The tax consequences associated with any other stock-based Awards granted under the 1995 Plan will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the Participant's holding period and tax basis for the Award or underlying Common Stock.

     Tax Consequences to the Corporation. The grant of an Award under the 1995 Plan will have no tax consequences to the Corporation. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1995 Plan will have any tax consequences to the Corporation. The Corporation generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1995 Plan, including in connection with a restricted stock Award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

                                   PROPOSAL 3

                            APPOINTMENT OF AUDITORS

     The Board of Directors proposes that the firm of PricewaterhouseCoopers LLP ("PwC"), independent certified public accountants, be appointed to serve as auditors for the fiscal year ending September 30, 1999. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years. PwC has served as the Corporation's accountants since 1994. It is expected that a member of PwC will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

     Section 16(a) of the Exchange Act requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the SEC to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended September 30, 1998 and written representations from certain Reporting Persons, the Corporation believes that all Section 16(a) filings required to be made by Reporting Persons in the fiscal year ended September 30, 1998 were timely made in accordance with the Exchange Act, other than a filing by Daniel J. Kossman with respect to a stock sale and a filing by Manuel Correia with respect to a stock purchase, which filings were not made on a timely basis.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than August 31, 1999. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Infinium Software, Inc., 25 Communications Way, Hyannis, Massachusetts 02601, Attention: Secretary and Clerk.

                           INCORPORATION BY REFERENCE

     To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act or the Exchange Act the sections of the proxy statement entitled "Compensation Committee Report on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

     The contents and the distribution of this proxy statement has been approved by the Board of Directors of the Corporation.

                                                                      1452-PS-99

                                                                      APPENDIX A

                            INFINIUM SOFTWARE, INC.

                      AMENDED AND RESTATED 1995 STOCK PLAN

     1. PURPOSE. The purpose of the Infinium Software, Inc. 1995 Stock Plan (the "Plan") is to encourage key employees of Infinium Software, Inc. (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code");
(b) the grant of options which do not qualify as ISOs ("Non-Qualified Options");
(c) awards of stock in the Company ("Awards"); and (d) opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

     2.  ADMINISTRATION OF THE PLAN.

          A. BOARD OR COMMITTEE ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"); provided that the Plan shall be administered: (i) to the extent required by applicable regulations under
     Section 162(m) of the Code, by two or more "outside directors" (as defined in applicable regulations thereunder) and (ii) to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), by a disinterested administrator or administrators within the meaning of Rule 16b-3. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the purchase price of shares subject to each Option or Purchase, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

          B. COMMITTEE ACTIONS. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

          C. GRANT OF STOCK RIGHTS TO BOARD MEMBERS. Subject to the provisions of the first sentence of paragraph 2(A) above, if applicable, Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Consistent with the provisions of the first sentence of Paragraph 2(A) above, members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

     3. ELIGIBLE EMPLOYEES AND OTHERS. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

     4. STOCK. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 4,500,000, subject to adjustment as provided in paragraph 13. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares of Common Stock subject to such Stock Right shall again be available for grants of Stock Rights under the Plan.

     No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 350,000 shares of Common Stock under the Plan during any twelve month period, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

     5. GRANTING OF STOCK RIGHTS. Stock Rights may be granted under the Plan at any time on or after October 2, 1995 and prior to October 2, 2005. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

     6.  MINIMUM OPTION PRICE; ISO LIMITATIONS.

          A. PRICE FOR NON-QUALIFIED OPTIONS, AWARDS AND PURCHASES. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized. If Non-Qualified Options, Awards, or Purchases granted under the Plan, with an exercise or purchase price less than the fair market value per share of Common Stock on the date of grant, are intended to qualify as performance-based compensation under Section 162(m) of the Code and any applicable regulations thereunder thenany such Non-Qualified

     Option granted under the Plan shall be exercisable, and any such Award or Purchase granted under the Plan shall be paid, only after (i) the attainment of a pre-established, objective performance goal established by the Committee; (ii) shareholder approval; and (iii) certification by the Committee that the performance goal was in fact satisfied, all in accordance with the requirements for performance-based compensation pursuant to applicable regulations under Section 162(m) of the Code.

          B. PRICE FOR ISOS. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

          C. $100,000 ANNUAL LIMITATION ON ISO VESTING. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options.

          D. DETERMINATION OF FAIR MARKET VALUE. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     7. OPTION DURATION. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

     8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

          A. VESTING. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments or upon the occurance of such events as the Committee may specify.

          B. FULL VESTING OF INSTALLMENTS. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

          C. PARTIAL EXERCISE. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable. There shall be no such exercise as to fewer than one hundred (100) shares unless such exercise is of all of the remaining shares then purchasable by the person or persons exercising the option.

          D. ACCELERATION OF VESTING. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

     9. TERMINATION OF EMPLOYMENT. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) ninety
(90) days after the date of termination of his or her employment, or (b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. Notwithstanding the preceding sentence, a, provided that the optionee obtains the written approval of the Committee for such leave of absence, and provided further, that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved

          B. CONSOLIDATIONS OR MERGERS. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

          C. RECAPITALIZATION OR REORGANIZATION. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

          D. MODIFICATION OF ISOS. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

          E. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

          F. ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

          G. FRACTIONAL SHARES. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

          H. ADJUSTMENTS. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

     14. MEANS OF EXERCISING OPTIONS. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or
(e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     15. TERM AND AMENDMENT OF PLAN. This Plan was adopted by the Board on October 2, 1995, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to October 2, 1996, any grants of ISOs under the Plan made prior to that date will be rescinded. The Plan shall expire at the end of the day on October 1, 2005 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions:
(a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13);

(b) the benefits accruing to participants under the Plan may not be materially increased; (c) the requirements as to eligibility for participation in the Plan may not be materially modified; (d) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (e) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph
13); (f) the expiration date of the Plan may not be extended; and (g) the Board may not take any action which would cause the Plan to fail to comply with Rule 16b-3. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Option previously granted to such grantee.

     16. CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS. The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action.

     17. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

     18. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or
(b) the date one year following the date the ISO was exercised.

     19. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or
(iv) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

     20. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     21. GOVERNING LAW. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the Commonwealth of Massachusetts or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                                  DETACH HERE

                                     PROXY

                            INFINIUM SOFTWARE, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 5, 1999


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Daniel J. Kossmann and Anne Marie Monk, and each of them with full power of substitution to vote all shares of stock of INFINIUM SOFTWARE, INC. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Friday, February 5, 1999, at 3:00 p.m. local time at the Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts 02601 and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated December 29, 1998 a copy of which has been received by the undersigned.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEE, IN FAVOR OF AMENDING AND CONTINUING THE 1995 STOCK PLAN AND IN FAVOR OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE



                                                               _________________

                                                                     SEE REVERSE
                                                                            SIDE
                                                               _________________

                                  DETACH HERE

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. To elect one (1) Class III director to serve for a three-year term except as marked to the contrary below:

     Nominee: Roland D. Pampel

                          FOR                             WITHHELD
                      [ ] THE                         [ ] FROM THE
                          NOMINEE                         NOMINEE


                                                       FOR    AGAINST    ABSTAIN

2.   To approve the amendment to and                   [ ]      [ ]        [ ]
     continuance of the 1995 Stock Plan.

3.   To ratify the selection of the firm of            [ ]      [ ]        [ ]
     PricewaterhouseCoopers LLP as auditors
     for the Corporation for the fiscal year
     ending September 30, 1999.

4.   To transact such other business as may            [ ]      [ ]        [ ]
     properly come before the meeting and
     any adjournments thereof.

       MARK HERE IF YOU PLAN TO ATTEND THE MEETING:                        [ ]

       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT:                      [ ]

       Please sign your name exactly as it appears on your stock certificate(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporations.

Signature:________________  Date: ______  Signature:____________  Date:_________